EXHIBIT 99.1
September 7, 2010

To Our Limited Partners:

In accordance with the regulations of the Financial Industry Regulatory Authority (“FINRA”), in October 2010, the general partner of United Development Funding III, L.P. (“UDF III”) will make a determination of the reasonable estimated value of UDF III’s units of limited partnership interest.  In accordance with this valuation, effective October 15, 2010, the general partner of UDF III will modify the purchase price for redemptions under the UDF III unit redemption program as follows.

Effective October 15, 2010, except as described below for redemptions upon the death of a limited partner (wherein the minimum holding period may be waived by UDF III’s general partner), the purchase price for the redeemed units, for the period beginning after a limited partner has held the units for a period of one year, will be (1) 92% of the Estimated Unit Value (as defined below) for any units held less than two years, (2) 94% of the Estimated Unit Value for any units held for at least two years but less than three years, (3) 96% of the Estimated Unit Value for any units held at least three years but less than four years, (4) 98% of the Estimated Unit Value for any units held at least four years but less than five years and (5) 100% of the Estimated Unit Value for any units held at least five years. The price UDF III will pay for redeemed units will be offset by any net proceeds from capital transactions previously distributed to the redeeming limited partner in respect of such units as a return of his or her capital contributions.  For purposes of establishing the redemption price per unit, “Estimated Unit Value” shall mean the most recently disclosed reasonable estimated value of UDF III’s units of limited partnership interest as determined by the general partner of UDF III.

In addition, effective October 15, 2010, the purchase price for units redeemed upon the death of a limited partner will be 100% of the Estimated Unit Value, with the aggregate annual number of units redeemed upon death of a limited partner not to exceed 1% of units outstanding in the preceding twelve-month period. The price UDF III will pay for units redeemed upon the death of a limited partner will be offset by any net proceeds from capital transactions previously distributed to the deceased limited partner, or his or her estate, in respect of such units as a return of capital contributions.

The foregoing modifications are in addition to those modifications stated in the July 8, 2009 letter to UDF III’s limited partners.  Therefore, redemptions are currently limited primarily to those requested as a result of death and exigent circumstances.

UDF III will provide updates to the status of its unit redemption program in its regular quarterly report to limited partners.   Should you have any further questions regarding the UDF III unit redemption program, please feel free to contact the Investor Relations department at (800) 859-9338.

All of us associated with UDF III thank you for your continued support.

Sincerely,

UMT Services Inc., Board of Directors

Todd F. Etter
Hollis M. Greenlaw
Michael K. Wilson